Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-232580

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A common stock, par value $0.01 per share	5,845,355	$15.22	$ 88,966,303.10	$8,247.18

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low prices of the securities on October 20, 2021, as reported on the New York Stock Exchange.

(3)

Calculated in accordance with Rule 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the same table in the Registrant’s Registration Statement on Form S-3ASR (File No. 333-232580) in accordance with Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

To Prospectus dated July 8, 2019

5,845,355 Shares

(including up to 2,439,829 shares issuable upon redemption or conversion of Liberty LLC Units)

Liberty Oilfield Services Inc.

Class A Common Stock

The selling stockholders of Liberty Oilfield Services Inc. (the “Company”) listed under the heading “Selling Stockholders” may offer and resell up to 5,845,355 shares of the Company’s Class A common stock, $0.01 par value per share (the “Class A Common Stock”), under this prospectus supplement. The shares were issued to the selling stockholders or will be issuable to the selling stockholders upon the redemption or conversion of units (the “Liberty LLC Units”) of Liberty Oilfield Services New HoldCo LLC, a direct subsidiary of the Company (“Liberty LLC”), in connection with our acquisition of Proppant Express Investments, LLC (“PropX”) on October 26, 2021. The registration of the offer and resale of shares of our Class A Common Stock covered by this prospectus supplement satisfies certain contractual obligations and does not necessarily mean that the selling stockholders identified in this prospectus supplement will offer to sell any of the shares of Class A Common Stock offered hereby. The selling stockholders (which term as used herein includes their respective donees and pledgees, transferees or other successors in interest) may sell these shares through public or private transactions at market prices prevailing at the time of sale, at prices related to such market prices, at varying prices determined at the time of sale, at fixed prices or at negotiated prices. The timing and amount of any sale is within the sole discretion of the applicable selling stockholder, subject to certain restrictions. See “Plan of Distribution” on page S-7 of this prospectus supplement. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LBRT.” The last reported sale price of our Class A Common Stock on October 26, 2021 was $15.58 per share.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement, page 3 of the accompanying base prospectus and page 6 of our Annual Report on Form 10-K for the year ended December 31, 2020 to read about factors you should consider before buying shares of our Class A Common Stock.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated October 27, 2021

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On July 8, 2019, we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-232580) utilizing a shelf registration process relating to certain securities, including the securities described in this prospectus supplement, which registration statement became effective automatically upon filing.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which, among other things, gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying base prospectus, the information in this prospectus supplement controls.

Before you invest in our Class A Common Stock, you should carefully read this prospectus supplement, along with the accompanying base prospectus, in addition to the information contained in the documents we refer to under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying base prospectus.

Except as otherwise indicated or required by the context, all references in this prospectus supplement to the “Company,” “we,” “us” or “our” refer to Liberty Oilfield Services Inc. and its consolidated subsidiaries. References in this prospectus supplement to the “selling stockholders” refer to the entities and individuals, if any, identified as selling stockholders in “Selling Stockholders.” References in this prospectus supplement to “Liberty LLC” refer to Liberty Oilfield Services New HoldCo LLC.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our Class A Common Stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or any information that we have incorporated by reference is accurate as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since such dates. If any statement in one of those documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus supplement or the accompanying base prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and certain other communications made by us contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including statements about our expected growth from recent acquisitions such as the PropX and OneStim acquisitions, expected performance, future operating results, oil and natural gas demand and prices, future global economic conditions, the impacts of the novel strain of the coronavirus (“COVID-19”) pandemic, improvements in operating procedures and technology, the business strategies of our customers, in addition to other estimates, and beliefs. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We may use the words “estimate,” “outlook,” “project,” position,” “potential,” “likely,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “achievable,” “anticipate,” “may,” “will,” “continue,” “should,” “could” and similar expressions to help identify forward-looking statements. We cannot assure you that our assumptions and expectations will prove to be correct. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, including but not limited to the risks described in this prospectus supplement and other filings that we make with the SEC. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and readers should not rely on the forward-looking statements as representing the Company’s views as of any date subsequent to the date of the filing of this prospectus supplement. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, decline in demand for our services, the cyclical nature and volatility of the oil and natural gas industry, a decline in, or substantial volatility of, crude oil and natural gas commodity prices, environmental risks, regulatory changes, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, the timing of development expenditures and the other risks described under the heading “Risk Factors” in the accompanying base prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2020, which are incorporated by reference in this prospectus supplement.

All forward-looking statements, expressed or implied, included in this prospectus supplement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

S-iii

LIBERTY OILFIELD SERVICES INC.

The Company

We are an independent provider of hydraulic fracturing services and goods to onshore oil and natural gas exploration and production companies in North America. We provide our services primarily in the Permian Basin, the Eagle Ford Shale, the Denver-Julesburg Basin, the Williston Basin, the San Juan Basin and the Powder River Basin. Following completion of the OneStim acquisition, we now also provide services in the Haynesville Shale, the South Central Oklahoma Oil Province and Sooner Trend Anadarko Canadian Kingfisher, the Marcellus Shale, Utica Shale, and the Western Canadian Sedimentary Basin. Additionally, we operate two sand mines in the Permian Basin.

Recent Developments

On October 26, 2021, we acquired all of the issued and outstanding units of membership interests of PropX and its subsidiaries pursuant to that certain unit purchase agreement, dated October 26, 2021, by and among Liberty Oilfield Services LLC, an indirect subsidiary of the Company, each of the selling stockholders, and each of (i) Hi-Crush PODS LLC and (ii) Big Box Proppant Investments LLC, acting jointly, in their capacity as the sellers representative thereunder. In connection with the PropX acquisition, we issued 3,405,526 shares of our Class A Common Stock and 2,441,010 shares of our Class B Common Stock and 2,441,010 Liberty LLC Units. In addition, at closing, we entered into that certain registration rights agreement by and among the Company and the selling stockholders. See “Selling Stockholders.”

Principal Executive Offices

Our principal executive offices are located at 950 17th Street, Suite 2400, Denver, Colorado 80202, and our telephone number at that address is (303) 515-2800. Our website address is www.libertyfrac.com. Information contained on our website does not constitute part of this prospectus supplement.

RISK FACTORS

Investing in our Class A Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully this prospectus supplement, the accompanying prospectus and any related free writing prospectus and carefully read the risks described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC and in our other filings that are incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, together with the other information in the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. The risks described in these documents are not the only ones we face, but those that we consider to be material. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of these risks actually occurs, our business, reputation, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Class A Common Stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Class A Common Stock by the selling stockholders identified in this prospectus supplement. The selling stockholders will receive all of the proceeds from the sale of these shares. See “Selling Stockholders.”

We will pay all expenses in connection with the offering of the shares of our Class A Common Stock to be offered by the selling stockholders under this prospectus supplement, except that the selling stockholders will pay any underwriting discounts, selling commissions, placement agent fees, fees or expenses of outside counsel or independent accountants of any selling stockholder or other similar expenses payable with respect to the sales of shares.

SELLING STOCKHOLDERS

Up to 5,845,355 shares of our Class A Common Stock are being offered by this prospectus supplement, all of which are being offered for resale for the account of the selling stockholders. The shares being offered were issued to the selling stockholders in connection with our acquisition of PropX. The selling stockholders may from time to time offer and sell pursuant to this prospectus supplement any or all of the shares of our Class A Common Stock being registered.

In connection with the acquisition of PropX, certain of the selling stockholders entered into a joinder to the Second Amended and Restated Limited Liability Company Agreement of Liberty LLC (the “Liberty LLC Agreement”), which provides that shares of our Class B common stock, together with an equivalent number of Liberty LLC Units, are exchangeable for newly issued shares of our Class A Common Stock on a one-for-one basis.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of the shares of our Class A Common Stock and Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), held by the selling stockholders. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A Common Stock covered by this prospectus supplement, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class A Common Stock that will be held by the selling stockholders upon termination of any particular offering. See the section entitled “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all their shares of Class A Common Stock covered by this prospectus supplement.

The percentage of shares beneficially owned is based on 178,310,595 shares of our Class A Common Stock and 1,860,327 shares of Class B Common Stock outstanding as of October 22, 2021. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. As described in “Exchange of Liberty LLC Units and Class B Common Stock” on page 5 of the accompanying base prospectus, and as noted above, under the Liberty LLC Agreement, shares of our Class B Common Stock, together with an equivalent number of Liberty LLC Units, are exchangeable for newly issued shares of our Class A Common Stock on a one-for-one basis.

All information with respect to beneficial ownership has been furnished by the selling stockholders. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the Class A Common Stock shown as beneficially owned by them. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

	Common Stock beneficially owned prior to this offering(1)			Shares of Class A Common Stock offered hereby	Shares of Common Stock beneficially owned after this offering
Name of Beneficial Owner	Number		Percent	Number	Number	Percent
Hi-Crush PODS LLC.	2,390,186	(2)	1.3%	2,390,186	—	—
TripleBBB LLC .	155,974	(3)	*	155,974	—	—
Grit Energy Solutions, LLC .	859,366		*	859,366	—	—
Big Box Proppant Investments LLC.	227,108	(4)	*	227,108	—	—
R/C IV Liberty Big Box Holdings, L.P.	1,215,930	(5)	*	1,215,930	—	—
Portico Place, LLC	376,454	(6)	*	376,454	—	—
Spruce Road II, LLC	362,113		*	362,113	—	—
Chris Wright	3,139,298		1.8	59,720	3,079,578	1.7
C. Mark Pearson	47,775		*	47,775	—	—
Paul Vitek	176,537		*	3,137	173,400	*
Jim Brady	795,705		*	1,628	794,077	*
Michael Stock	719,560		*	822	718,738	*
Ron Gusek	1,096,601		*	829	1,095,772	*
Thomas Riebel	600,830		*	829	600,001	*
Kevin Fisher	54,705		*	52,069	2,636	*
Mark D’Agostino	12,938		*	12,938	—	—
Scott D’Agostino	12,938		*	12,938	—	—
Brian Dorfman	18,367		*	18,367	—	—
Matt Oehler	10,200		*	10,200	—	—
Sue Shoemaker	13,127		*	13,127	—	—
Cory Snyder	6,655		*	6,655	—	—
Rachel McGhee	1,597		*	1,597	—	—
Clint Lohman	5,474		*	5,474	—	—
Tim Stefan	2,668		*	2,668	—	—
Kenneth W. Eiden III	5,474		*	5,474	—	—
Bakken Shale Housing LLC	1,977		*	1,977	—	—

*	Represents less than 1% of the total aggregate amount of our Common Stock.
(1)

Includes any shares of our Class B Common Stock owned by the selling stockholders that, subject to the terms of the Liberty LLC Agreement, are, together with an equivalent number of Liberty LLC Units, exchangeable for shares of our Class A Common Stock on a one-for-one basis.

(2)

Hi-Crush PODS LLC is a subsidiary of Hi-Crush Inc. Hi-Crush Inc. and its affiliates have sold frac sand to the Company and its affiliates in the ordinary course of business during the past three years.

(3)	TripleBBB LLC is managed and controlled by its managing member, Clint Lohman.
(4)

Big Box Proppant Investments LLC is managed and controlled by persons appointed by R/C IV Liberty Big Box Holdings, L.P. See the following footnote for additional information regarding R/C IV Liberty Big Box Holdings, L.P.

(5)

R/C IV Liberty Big Box Holdings, L.P. is an investment partnership affiliated with Riverstone/Carlyle Global Energy and Power Fund IV, L.P., or R/C IV. R/C IV Liberty Big Box Holdings, L.P. is managed and controlled by its general partner, Riverstone/Carlyle Energy Partners IV, L.P., which is in turn managed and controlled by its general partner, R/C Energy GP IV, LLC, an affiliate of R/C IV. R/C Energy GP IV, LLC is managed by a management committee consisting of Pierre F. Lapeyre, Jr., David M. Leuschen, E. Bartow

Jones, Baran Tekkora, Robert M. Tichio, Daniel A. D’Aniello and Edward J. Mathias. As a result, each of R/C Energy GP IV, LLC and Riverstone/Carlyle Energy Partners IV, L.P. may be deemed to share beneficial ownership of the shares held of record by R/C IV Liberty Big Box Holdings, L.P.
(6)

Oakmont Corporation (“Oakmont”), the Administrator of Portico Place, LLC (“Portico”), shares voting and dispositive control of the securities held by Portico. Robert Day may also be deemed to share voting and dispositive control of such securities as the sole owner of Oakmont.

For information about our relationships with the selling stockholders, please see the documents incorporated by reference into this prospectus supplement.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the shares of Class A Common Stock beneficially owned by them and offered hereby. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A Common Stock.

Each selling stockholder of our Class A Common Stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for the Class A Common Stock or any other stock exchange, market or trading facility on which our Class A Common Stock is traded or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such market prices, at varying prices determined at the time of sale, at fixed prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through underwriters in one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the Class A Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such Class A Common Stock at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a selling stockholder that is an entity may elect to make a pro rata in-kind distribution of shares of our Class A Common Stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus supplement forms a part by delivering a prospectus supplement. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable shares of our Class A Common Stock pursuant to the distribution through a registration statement.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus supplement.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of Class A Common Stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus supplement, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Class A Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell Class A Common Stock short and deliver these shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus supplement, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Class A Common Stock.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class A Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A Common Stock by the selling stockholders or any other person. We will make copies of this prospectus supplement and the accompanying prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus supplement and the accompanying prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Registration Rights Agreement

In connection with the PropX acquisition, we entered into a registration rights agreement with the selling stockholders. Pursuant to the terms of the registration rights agreement, the selling stockholders have registration rights which, among other things, and subject to certain limitations set forth therein, certain Holders (as defined therein), including Riverstone, Grit Energy and Hi-Crush (the “Principal Holders”), have one customary demand registration right. We were obligated to prepare and file a prospectus supplement registering the offer and sale of all of the shares of our Class A Common Stock acquired in the PropX acquisition by the selling stockholders at closing and all of the shares of our Class A Common Stock issuable upon redemption or conversion of the Liberty LLC Units (the “Transaction Shares”).

In addition, pursuant to the registration rights agreement, the Principal Holders have the right to require us, subject to certain limitations set forth therein, to effect a distribution of any or all of their shares of Company Class A Common Stock by means of an underwritten offering. We are not obligated, however, to effect any underwritten offering unless the dollar amount of the registrable securities of the Principal Holder demanding such underwritten offering to be included therein, together will all other participating holders, is reasonably likely to result in gross sale proceeds of at least $20 million.

The registration rights agreement also provides Holders with certain customary piggyback registration rights.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and the Company’s right to delay or withdraw a registration statement under certain circumstances..

We must pay certain fees and expenses related to our obligations under the registration rights agreement, except underwriting discounts and commission, if any, which must be paid by the selling stockholders. In addition, the shares of Class A Common Stock held by the selling stockholders cease to be subject to registration once (i) all such shares have been disposed of pursuant to an effective registration statement or otherwise transferred to a person who is not entitled to the registration and other rights thereunder, (ii) all such shares have been sold or transferred by the Holder thereof pursuant to Rule 144 and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) all such shares may be sold pursuant to Rule 144 without regard to volume or manner of sale limitations, and (iv) all such shares cease to be outstanding.

LEGAL MATTERS

The validity of shares of our Class A Common Stock will be passed upon for us by Haynes and Boone LLP, Denver, Colorado.

EXPERTS

The consolidated and combined financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Liberty Oilfield Services Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s adoption of a new accounting standard, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT ACCOUNTANTS

The audited combined historical financial statements of the OneStim business of Schlumberger Limited included in Exhibit 99.2 of Liberty Oilfield Services Inc.’s Current Report on Form 8-K/A dated February 5, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to significant transactions with Schlumberger and its affiliates) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the termination of each offering under this prospectus (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2020;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021;

•	our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 4, 2021, February 5, 2021, February 11, 2021, April 22, 2021, June 10, 2021, and June 16, 2021;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 9, 2021; and

•

the description of our Class  A Common Stock as set forth in our Registration Statement on Form 8-A (File No. 001-38081), filed with the SEC on May 1, 2017, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.libertyfrac.com. Information on our website is not incorporated by reference in this prospectus. You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Liberty Oilfield Services Inc.

950 17th Street, Suite 2400

Denver, Colorado 80202

Phone: (303) 515-2851

WHERE YOU CAN FIND MORE INFORMATION

Our Class A common stock is listed on the NYSE under the symbol “LBRT.” Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website at www.libertyfrac.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference in this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.

This prospectus supplement and the accompany prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement or incorporated by reference herein necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s website at www.sec.gov. Our SEC filings are available to the public from commercial document retrieval services and through the SEC’s website at www.sec.gov.

PROSPECTUS

Liberty Oilfield Services Inc.

CLASS A COMMON STOCK

This prospectus relates to the offer and sale from time to time by us and/or one or more selling stockholders identified in any prospectus supplement of shares of our Class A common stock. We or the selling stockholders may sell none, some or all of the shares of Class A common stock offered by this prospectus from time to time on any exchange on which the shares of Class A common stock are listed on terms to be negotiated with buyers. We or the selling stockholders may also sell the shares of Class A common stock in private sales or through dealers or agents. We or the selling stockholders may sell the shares of Class A common stock at prevailing market prices or at prices negotiated with buyers. See “Plan of Distribution.”

Each time that we or the selling stockholders offer Class A common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement or a free writing prospectus will contain more specific information about the offering, including the terms, price and amount of the Class A common stock. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to sell Class A common stock unless accompanied by a prospectus supplement describing the method and terms of the offering.

The selling stockholders will be responsible for any commissions due to brokers, dealers or agents for sales they make. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale of our Class A common stock by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LBRT.” On July 5, 2019, the last reported sale price of our shares on the NYSE was $15.82 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” on page 3 of this prospectus, as well as those contained in any accompanying prospectus supplement and the documents incorporated by reference herein or therein, for a discussion of factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities described herein or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 8, 2019

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any free writing prospectus we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy Class A common stock in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information in this prospectus or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of any sale of the Class A common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may sell shares of our Class A common stock from time to time and in one or more offerings and the selling stockholders to be named in a supplement to the prospectus may, from time to time, sell shares of Class A common stock in one or more offerings as described in this prospectus. Each time that we or the selling stockholders offer and sell Class A common stock, we or the selling stockholders will provide a prospectus supplement to this prospectus that contains specific information about the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable.

This prospectus generally describes Liberty Oilfield Services Inc. and the Class A common stock that we or any selling stockholder may offer. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before buying any of the securities being offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Except as otherwise indicated or required by the context, all references in this prospectus to “Liberty Inc.,” the “Company,” “we,” “us” or “our” relate to Liberty Oilfield Services Inc. and its consolidated subsidiaries. References in this prospectus to “selling stockholders” refer to any persons or entities to be identified as selling stockholders in a prospectus supplement or otherwise, as described in “Selling Stockholders.” References in this prospectus to “Liberty LLC” refer to Liberty Oilfield Services New HoldCo LLC. References in this prospectus to “Predecessor” refer to Liberty Oilfield Services LLC and LOS Acquisition Co I LLC on a combined basis.

ABOUT LIBERTY OILFIELD SERVICES INC.

Overview

We are an independent provider of hydraulic fracturing services to onshore oil and natural gas exploration and production companies in North America. We provide our services primarily in the Permian Basin, the Eagle Ford Shale, the Denver-Julesburg Basin, the Williston Basin and the Powder River Basin.

Our principal executive offices are located at 950 17th Street, Suite 2400, Denver, Colorado 80202, and our telephone number at that address is (303) 515-2800. Our website address is www.libertyfrac.com. Information contained on our website does not constitute part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of each offering under this prospectus (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019;

•	our Current Report on Form 8-K, filed with the SEC on April 26, 2019;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 11, 2019, as amended or supplemented; and

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the description of our Class  A common stock as set forth in our registration statement on Form 8-A (File No. 001-38081), filed with the SEC on May 1, 2017, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.libertyfrac.com. Information on our website is not incorporated by reference into this prospectus. You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Liberty Oilfield Services Inc.

950 17th Street, Suite 2400

Denver, Colorado 80202

(303) 515-2851

WHERE YOU CAN FIND MORE INFORMATION

Our Class A common stock is listed on the NYSE under the symbol “LBRT.” Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our Internet website at www.libertyfrac.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s website at www.sec.gov. Our SEC filings are available to the public from commercial document retrieval services and through the SEC’s website at www.sec.gov.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in or incorporated by reference into this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under, but not limited to, the heading “Item 1.A. Risk Factors” in both our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (“Annual Report”) and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which are incorporated by reference in this prospectus. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

Forward-looking statements may include statements about:

•	our business strategy;

•	our operating cash flows, the availability of capital and our liquidity;

•	our future revenue, income and operating performance;

•	our ability to sustain and improve our utilization, revenue and margins;

•	our ability to maintain acceptable pricing for our services;

•	our future capital expenditures;

•	our ability to finance equipment, working capital and capital expenditures;

•	competition and government regulations;

•	our ability to obtain permits and governmental approvals;

•	pending legal or environmental matters;

•	oil and natural gas prices;

•	acquisitions;

•	general economic conditions;

•	credit markets;

•	our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements;

•	uncertainty regarding our future operating results;

•	return of capital to stockholders; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, decline in demand for our services, the cyclical nature and volatility of the oil and natural gas industry, a decline in, or substantial volatility of, crude oil and natural gas commodity prices, environmental risks, regulatory changes, the inability to comply with the financial and other covenants and metrics in our Credit Facilities (as defined in our Annual Report), cash flow and access to capital, the timing of development expenditures and the other risks described under “Item 1.A. Risk Factors” in our Annual Report, which is incorporated by reference herein.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

An investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from sales of our Class A common stock for general corporate purposes. We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders.

EXCHANGE OF LIBERTY LLC UNITS AND CLASS B COMMON STOCK

Under the Amended and Restated Limited Liability Company Agreement of Liberty LLC (the “Liberty LLC Agreement”), each member of Liberty LLC other than Liberty Inc. (the “Liberty Unit Holders”) has, subject to certain limitations, the right (the “Redemption Right”) to cause Liberty LLC to acquire all or a portion of its units in Liberty LLC (“Liberty LLC Units”) for, at Liberty LLC’s election, (i) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Liberty LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, Liberty Inc. (instead of Liberty LLC) will have the right (the “Call Right”) to, for administrative convenience, acquire each tendered Liberty LLC Unit directly from the redeeming Liberty Unit Holder for, at Liberty Inc.’s election, (x) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. In addition, upon a change of control of Liberty Inc., Liberty Inc. has the right to require each Liberty Unit Holder to exercise its Redemption Right with respect to some or all of such unit holder’s Liberty LLC Units. In connection with any redemption of Liberty LLC Units pursuant to the Redemption Right or our Call Right, the corresponding number of shares of our Class B common stock will be cancelled.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 400,000,000 shares of Class A common stock, $0.01 par value per share, 400,000,000 shares of Class B common stock, $0.01 par value per share, and 10,000 shares of preferred stock, $0.01 par value per share.

There are 68,962,200 shares of Class A common stock, 43,570,372 shares of Class B common stock and no shares of preferred stock issued and outstanding as of July 5, 2019.

The following summary of the capital stock and amended and restated certificate of incorporation and bylaws of Liberty Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Class A Common Stock

Voting Rights. Holders of shares of our Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Class B Common Stock

Generally. The Liberty Unit Holders own one share of Class B common stock for each Liberty LLC Unit that they hold. Accordingly, the Liberty Unit Holders have a number of votes in Liberty Inc. equal to the aggregate number of Liberty LLC Units that they hold.

Voting Rights. Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Dividend and Liquidation Rights. Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of Liberty Inc.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 10,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and our amended and restated certificate of incorporation and our amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

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establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

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provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

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provide that the authorized number of directors may be changed only by resolution of the board of directors, subject to the rights of the holders of any series of our preferred stock to elect directors under specified circumstances;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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provide that, after we cease to be a controlled company, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

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provide that, after we cease to be a controlled company, our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of our then outstanding Class A common stock;

•	provide that, after we cease to be a controlled company, special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board;

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provide, after we cease to be a controlled company, for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

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provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, R/C IV Liberty Holdings, L.P. and R/C Energy IV Direct Partnership, L.P. and that they have no obligation to offer us those investments or opportunities; and

•	provide that our amended and restated bylaws can be amended by the board of directors.

Forum Selection

Our amended and restated certificate of incorporation provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

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any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or

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any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our amended and restated certificate of incorporation also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have also entered into indemnification agreements with each of our current directors and officers and intend to enter into indemnification agreements with any future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that is in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Registration Rights

In connection with the closing of our IPO, we entered into a registration rights agreement. The agreement contains provisions by which we agreed to register under the federal securities laws the offer and resale of shares of our Class A common stock by the parties to the Registration Rights Agreement. These registration rights are subject to certain conditions and limitations. We are generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the NYSE under the symbol “LBRT.”

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of shares of our Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our Class A common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the purchase and holding of shares of our Class A common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

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whether the purchase or holding of shares of our Class A common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “—Prohibited Transaction Issues” below); and

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whether the Plan will be considered to hold, as plan assets, (i) only shares of our Class A common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The purchase and/or holding of shares of our Class A common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is purchased and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, shares of our Class A common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a)     the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)     the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)     there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, Individual Retirement Accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing and/or holding shares of our Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of shares of our Class A common stock. Purchasers of shares of our Class A common stock have the exclusive responsibility for ensuring that their purchase and holding of shares of our Class A common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of our Class A common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

PLAN OF DISTRIBUTION

We or any of the selling stockholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly through one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, the validity of our Class A common stock that may be offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated and combined financial statements, incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.